Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated February 27, 2019 (May 24, 2019 as to the Reverse Stock Split discussed in Note 1, May 10, 2019 as to the retrospective adoption of Accounting Standards Update No. 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash, described in Note 2 and April 17, 2019 as to the subsequent events discussed in Note 16) relating to the consolidated financial statements and financial statement schedule of Mohawk Group Holdings, Inc.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

December 10, 2019